Exhibit 99.1


Optical Communication Products Announces Purchase of Shares from Muoi Van Tran and Mohammad Ghorbanali


CHATSWORTH, Calif., May 1, 2003 - Optical Communication Products, Inc. (Nasdaq:
OCPI), a manufacturer of fiber optic subsystems and modules for metropolitan area networks, local area networks and storage area networks, today announced that it purchased in a private sale 829,746 shares of its Class A common stock from Muoi Van Tran, OCP's Chief Executive Officer and President, and 536,833 shares of Class A common stock from Mohammad Ghorbanali, OCP's Chief Operating Officer and Vice President of Technical Operations. These shares represented approximately 4.8% of each of Dr. Tran's and Mr. Ghorbanali's respective beneficial ownership of OCP's Class A common stock. In each case, the purchase price was $0.96 per share, representing a 12% discount relative to the closing price of OCP's stock on May 1, 2003, resulting in an aggregate cash payment by OCP of $1,311,915.84. Following the purchase, Dr. Tran and Mr. Ghorbanali continued to beneficially hold approximately 14.3% and 9.3%, respectively, of OCP's common stock. The purchases were funded from available working capital, and the repurchased shares will be held in treasury or used for on going stock issuances such as issuances under employee stock plans.

The share purchase was approved by OCP's board of directors at its regular meeting held on April 25, 2003 on the basis that the purchase price be at the lower of the closing price of OCP's stock on April 25, 2003, or May 1, 2003 (three business days after the announcement on April 28, 2003 of OCP's financial results for the quarter ended March 31, 2003).

The shares sold to OCP in these transactions were acquired by Dr. Tran and Mr. Ghorbanali in May 2003 upon the exercise of non-qualified stock options granted to them in June 1993. These options would have expired in June 2003 had they not been exercised by Dr. Tran and Mr. Ghorbanali. Dr. Tran and Mr. Ghorbanali realized a taxable gain upon exercise of these options. Accordingly, they informed OCP that they would be compelled to sell these shares in the open market to generate income to pay their taxes. In determining whether to purchase these shares from Dr. Tran and Mr. Ghorbanali, the board concluded that an investment in OCP's shares at this time was an appropriate and suitable investment for OCP given the purchase price of the shares relative to the current and historical price of OCP's stock and OCP's current cash position. Under these circumstances, OCP's board determined that it was in the best interests of OCP and its stockholders to purchase, in a private sale, a portion of Dr. Tran's and Mr. Ghorbanali's shares at a price of $0.96 per share or less.

About OCP

OCP designs, manufactures and sells a comprehensive line of fiber optic subsystems and modules for metropolitan, local and storage area networks. OCP's product lines include optical transceivers, transponders, transmitters and receivers. For more information visit OCP's web site at www.ocp-inc.com.


OCP was founded in 1991 and has its headquarters in Chatsworth, California. Furukawa Electric Co. Ltd., based in Tokyo, beneficially owns 59.6% of OCP's outstanding capital stock as of March 31, 2003.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements that involve risks and uncertainties. Actual results, outcomes, future events and predictions may differ materially from what is discussed herein. Important factors which could cause actual results, outcomes, future events or predictions to differ materially from those expressed or implied in the forward-looking statements include those detailed under "Risk Factors" and elsewhere in filings with the Securities and Exchange Commission made from time to time by OCP, including its periodic filings on Forms 10-K, 10-Q and 8-K. Other factors that could cause our actual results, outcomes, future events or predictions to differ materially from those expressed or implied in the forward-looking statements included herein include, but are not limited to, the following: the market downturn in the fiberoptic communications market will last longer than anticipated, our customers are unable to reduce their inventory levels in the near-term, we are unable to diversify and increase our customer base, and lower than expected market acceptance of our new products. OCP undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:
Optical Communication Products Inc., Chatsworth
Susie Nemeti, 818-701-0164


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